Exhibit 5.1

July 21, 2016

Board of Directors

Real Goods Solar, Inc.

833 West South Boulder Road

Louisville, CO 80027

Dear Ladies and Gentlemen:

We are acting as special counsel to Real Goods Solar, Inc., a Colorado corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission), under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-1, including any amendments thereto (the “Registration Statement”). The registration statement relates to the offering and sale by the Company of (A) an aggregate of $5,000,000 of units (the “Units”), each consisting of (i) one share of Series A 12.5% Mandatorily Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), and (ii) a Series H Warrant (the “Warrants”) to purchase a fraction of one share of the Company’s Class A common stock (the “Common Stock”), (B) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), and (C) shares of Common Stock issuable upon conversion of the Preferred Stock (the “Preferred Shares”). The Units, the Preferred Stock, the Warrants, the Warrant Shares, and the Preferred Shares are collectively referred to herein as the “Securities.”

This opinion letter is furnished to you for filing with the Securities and Exchange Commission pursuant to Item 601 of Regulation S-K, promulgated under the Securities Act.

In reaching the opinion stated in this letter, we have reviewed originals or copies of (i) the Registration Statement, (ii) the Securities Purchase Agreement under which the Securities will be issued, (iii) the Company’s Articles of Incorporation and Bylaws, (iv) resolutions of the Company’s Board of Directors authorizing the issuance of the Securities, (v) the Warrants, (vi) the Certificate of Designation related to the Preferred Stock, and (vii) such other documents as we have considered relevant.

We have assumed that (i) all information contained in all documents that we have reviewed is correct, (ii) all signatures on all documents that we have reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, and (v) each natural person signing a document has sufficient legal capacity to do so.

Based upon the foregoing, it is our opinion that: (1) each of the Securities will be validly issued, fully paid and non-assessable when issued and delivered (a) in the manner and on the terms described in the Registration Statement, (b) with respect to the Warrant Shares, following the exercise of the Warrants in the manner and on the terms described in the Warrants, or (c) with respect to the Preferred Shares, following the conversion of the Preferred Stock, in the manner and on the terms described in the Certificate of Designation related to the Preferred Stock; and (2) the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principals.

410 Seventeenth Street, Suite 2200 Denver, CO 80202-4432 main 303.223.1100

Real Goods Solar, Inc.
July 21, 2016

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement. We also consent to the reference to this firm under the caption “Legal Matters” in the Prospectus and the Prospectus Supplement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

As to the foregoing matters with respect to which we express our opinion, we advise that we are admitted to practice in the States of Colorado and New York, and do not render any opinion as to legal matters subject to or governed by laws other than the States of Colorado and New York or United States federal jurisprudence.

Very truly yours,

/s/ Brownstein Hyatt Farber Schreck, LLP